UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 2, 2014

REGIONAL MANAGEMENT CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-35477	57-0847115
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

509 West Butler Road

Greenville, South Carolina 29607

(Address of principal executive offices) (zip code)

Registrant’s telephone number, including area code: (864) 422-8011

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)	On July 2, 2014, the Board of Directors (the “Board”) of Regional Management Corp. (the “Company”) fixed the number of directors constituting the entire Board at eight. Also on July 2, 2014, the Board appointed Steven J. Freiberg, Michael R. Dunn, and C. Glynn Quattlebaum to serve as members of the Company’s Board. Mr. Quattlebaum, who is currently the Company’s President and Chief Operating Officer, will also serve as the Vice Chairman of the Board. Mr. Freiberg and Mr. Dunn will each serve on the Audit Committee and Compensation Committee of the Board. Mr. Quattlebaum will not serve on any committee of the Board.

In addition, the Board and the Compensation Committee of the Board approved cash compensation and restricted stock awards to Mr. Freiberg and Mr. Dunn, consistent with the Company’s standard non-employee director compensation program, as previously described in the Company’s Annual Report on Form 10-K, filed on March 17, 2014. The cash compensation and restricted stock awards are prorated based upon the number of days remaining between Mr. Freiberg and Mr. Dunn’s appointments to the Board and the first anniversary of the 2014 annual meeting of the Company’s stockholders.

There are no arrangements or understandings between Mr. Freiberg or Mr. Dunn and any other person pursuant to which Mr. Freiberg or Mr. Dunn were selected as directors, and there are no related party transactions involving Mr. Freiberg or Mr. Dunn that are reportable under Item 404(a) of Regulation S-K. Mr. Quattlebaum is a party to an Amended and Restated Shareholders Agreement, dated March 27, 2012 (the “Shareholders Agreement”), by and among certain shareholders and the Company. Pursuant to the Shareholders Agreement, among other things, certain shareholders were provided with demand registration rights, which were exercised in 2013. In September 2013 and December 2013, the Company facilitated the closing of public secondary offerings on behalf of such shareholders. Pursuant to incidental registration rights provided to Mr. Quattlebaum by the Shareholders’ Agreement, Mr. Quattlebaum also participated in the December 2013 offering. The expenses of the September 2013 and December 2013 offerings totaled approximately $749,000 and were paid by the Company.

(e)	On July 2, 2014, the Company and Mr. Quattlebaum entered into a Sixth Amendment to Employment Agreement (the “Amendment”), which amends Mr. Quattlebaum’s Employment Agreement dated March 21, 2007 (the “Agreement”). The Amendment provides that the Board will appoint Mr. Quattlebaum to serve as a member of the Board and will nominate Mr. Quattlebaum for election as a director at each annual meeting of the Company’s stockholders at which directors are elected during the term of the Agreement, which expires on March 21, 2017. In addition, pursuant to the Amendment, Mr. Quattlebaum will serve as Vice Chairman of the Company and will continue to serve as President and Chief Operating Officer of the Company until a successor or successors have been named to such positions. As of the date of this report, no new compensatory arrangements have been entered into with Mr. Quattlebaum in connection with his appointment as a director and Vice Chairman. The foregoing description of the Amendment is qualified in its entirety by reference to the Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 8.01.	Other Events.

On July 2, 2014, the Company issued a press release announcing the appointments of Messrs. Freiberg, Dunn, and Quattlebaum to the Board. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description of Exhibit

10.1	Sixth Amendment to Employment Agreement between Regional Management Corp. and C. Glynn Quattlebaum, dated July 2, 2014.

99.1	Press Release dated July 2, 2014, announcing the appointment of Messrs. Freiberg, Dunn, and Quattlebaum to the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Regional Management Corp.

Date: July 2, 2014	By:	/s/ Donald E. Thomas
Donald E. Thomas
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Sixth Amendment to Employment Agreement between Regional Management Corp. and C. Glynn Quattlebaum, dated July 2, 2014.

99.1	Press Release dated July 2, 2014, announcing the appointment of Messrs. Freiberg, Dunn, and Quattlebaum to the Board.